Exhibit 99.2

c/o DST Systems, Inc., PO Box 219865

Kansas City, MO 64121-9865

January 29, 2019

Shareholder Name

Address

City State, ZIP

Dear Shareholder,

This letter serves as confirmation that DST Systems, Inc., the transfer agent for Healthcare Trust, Inc. (“HTI”), received your request to repurchase shares pursuant to HTI’s share repurchase program (“SRP”) and that no further action is required of you.

On January 29, 2019, HTI announced that its board amended its SRP to provide that repurchase requests received during the period commencing on March 13, 2018 and ending on December 31, 2018 will be accepted or rejected, and if accepted, proceeds distributed, no later than March 31, 2019 (the “SRP Amendment”).

No other terms of the SRP were changed as a result of the SRP Amendment.

A copy of the SRP Amendment, which was filed on January 29, 2019 as an exhibit to HTI’s current report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) is enclosed for your reference.

Your shares will continue to accrue distributions at the rate determined by the board for all common shares until the date your shares are repurchased. Until that time, distributions will continue to be paid on a monthly basis pursuant to the directions you have provided previously.

Please feel free to contact us at 866-902-0063 Monday through Friday between 8:30 a.m. and 5:30 p.m. Eastern with any questions regarding your investment.

Sincerely,

Curtis Parker

Senior Vice President

AR Global

Client Relations

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